Exhibit 99.2

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended June 30, 2008

Net income range	$4,103		to	$7,303
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization range (2)	16,061		to	12,861
Non cash compensation cost under long term incentive plan	291			291
Adjust gain/loss on vessel sale to net proceeds	276			276
Deferred income tax expense	57			57
Maintenance capital expenditures (3)	(6,000)			(6,000)

Distributable cash flow	14,788			14,788

Cash distribution in respect of the period	$11,670			$11,670

Distribution coverage	1.27	x		1.27	x

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended			Year ended
	June 30,			June 30,
	2008		2008	2008	2008

Net income range	$4,103	to	$7,303	$25,971	$29,171
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization range	15,919	to	12,719	47,964	44,764
Interest expense, net	5,225		5,225	21,275	21,275
Provision (benefit) for income taxes	195		195	573	573

EBITDA	$25,442		$25,442	$95,783	$95,783